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                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-43727

                           LOCAL FINANCIAL CORPORATION
                         SUPPLEMENT NO. 2 TO PROSPECTUS
                              DATED APRIL 30, 1999


         This Supplement No. 2 (this "Supplement") to the Local Financial Corporation ("Local Financial") prospectus dated April 30, 1999 (as previously supplemented, the "Prospectus") supplements and amends the information set forth under the heading "Selling Shareholders" in the Prospectus. This Supplement adds the following persons and information about the number of shares of Common Stock and principal amount of Senior Notes owned and offered by such persons to the table of Selling Shareholders listed in the Prospectus. Capitalized terms used but not defined in this Supplement are used as defined in the Prospectus.

                                                         NUMBER OF SHARES OF                    PRINCIPAL AMOUNT OF
                                                            COMMON STOCK                     SENIOR NOTES BENEFICIALLY
                                                       BENEFICIALLY OWNED AND                    OWNED AND OFFERED
           NAME OF SELLING HOLDER                          OFFERED HEREBY                             HEREBY
---------------------------------------------     ----------------------------------     ----------------------------------
GLG Global Convertible Fund                                      40,000                                 --
Smith Barney Premium Total Return                               990,800                                 --




         The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes and the Company Common Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS SUPPLEMENT IS AUGUST 9, 1999.